Exhibit 10.3

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) entered into as of ____________, sets forth the terms and conditions of an award (this “Award”) of restricted stock granted by Upstream Worldwide, Inc., a Delaware corporation (the “Company”), to ________ (the “Recipient”) under the Company’s 2008 Equity Incentive Plan (the “Plan”).

1.           The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Agreement.  Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings as used or defined in the Plan.

2.           Award. The Recipient has been granted _________ shares of restricted common stock (“Restricted Stock”) in connection with the Recipient providing service as a _________________. Of the Restricted Stock, __________ shares were granted for service as a director and _________ shares were granted for service on a board committee. All certificates issued shall contain an appropriate restrictive legend.  This Agreement replaces any and all restricted stock agreements between the parties, if any, with respect to this Award.

3.           Vesting.

(a)          The shares of Restricted Stock shall vest__________________, subject to continued service in the capacity for which the Award were granted.  The Restricted Stock shall be unregistered unless the Company voluntarily files a registration statement covering such shares with the Securities and Exchange Commission. Notwithstanding any other provision in this Agreement, the Restricted Stock automatically vest on the date of a Change in Control, as defined under the Plan.

(b)          Notwithstanding any other provision of this Agreement, at the option of the Board of Directors or the Compensation Committee, all shares of Restricted Stock subject to this Agreement shall be immediately forfeited in the event of:

(1)           Purchasing or selling securities of the Company not in accordance with the Company’s inside information guidelines then in effect;

(2)           Breaching any duty of confidentiality including that required by the Company’s inside information guidelines then in effect;

(3)           Competing with the Company; or

 (4)            Recruitment of Company personnel after ceasing to perform services for the Company.

4.           Anti-Dilution Provisions.  The Restricted Stock granted hereunder shall be subject to the Plan, including its anti-dilution provisions.

5.           Profits on the Sale of Certain Shares; Cancellation.  If any of the events specified in Section 3(b) of this Agreement occur within one year from the last date the Recipient performs services for the Company in the capacity for which the Options were granted (the “Termination Date”), all profits earned from the Recipient’s sale of the Restricted Stock during the two-year period commencing one year prior to the Termination Date shall be forfeited and forthwith paid by the Recipient to the Company.  Further, in such event, the Company may at its option cancel the shares of Restricted Stock granted under this Agreement.  The Company’s rights under this Section do not lapse one year from the Termination Date but are a contract right subject to any appropriate statutory limitation period.

6.           Notices and Addresses.  All notices, offers, acceptance and any other acts under this  Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar overnight next business day delivery, or by facsimile delivery followed by overnight next day delivery, as follows:

The Recipient:	__________
__________
__________
Facsimile: _____________

The Company:	Upstream Worldwide, Inc.
200 E. Broward Blvd., Suite 1200
Ft. Lauderdale, FL 33301
Attention: Chief Financial Officer
Facsimile: (954) 915-1525

with a copy to:	Michael D. Harris, Esq.
Harris Cramer LLP
1555 Palm Beach Lakes Blvd., Suite 310
West Palm Beach, FL 33401
Facsimile: (561) 659-0701

or to such other address as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.  Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

7.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

8.           Attorney’s Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fee, costs and expenses.

9.           Severability.  If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected hereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

10.         Entire Agreement.  This Agreement represents the entire agreement and understanding between the parties and supersedes all prior negotiations, understandings, representations (if any), and agreements made by and between the parties.  Each party specifically acknowledges, represents and warrants that they have not been induced to sign this Agreement

11.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

12.         Headings.  The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

[Signature Page To Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date aforesaid.

WITNESSES:	COMPANY

By:

Chief Financial Officer

RECIPIENT